Exhibit 10.2

SPECIAL SEPARATION AGREEMENT

THIS SPECIAL SEPARATION AGREEMENT (“Agreement”) is by and between Zebra Technologies Corporation, a corporation incorporated under the laws of Delaware, with its principal place of business in Vernon Hills, Illinois (the “Company”), and _____________________ (“Executive”).

WHEREAS, Executive was hired by the Company on ________________, and is currently serving as its ________________________________________________; and

WHEREAS, Edward L. Kaplan, co-founder, Chairman and Chief Executive Officer of the Company has announced his intention to retire from the Company after his successor is selected by the Board and is employed by the Company; and

WHEREAS, the Company’s Board of Directors (the “Board”) believes that it is prudent for the Company to take action to assure that the attention of its key employees is focused on their assigned duties during this period of uncertainty and to induce them to remain with the Company.

NOW, THEREFORE, in consideration of the promises, covenants and conditions hereinafter contained, the Company and Executive agree as follows:

I.	Definitions.

A.	“Base Salary” means the higher of Executive’s annual base salary at the rate in effect on (1) the date of a Change of CEO, or (2) the date Executive’s employment terminates.

B.	“Cause” means any one of the following:

1.	Executive’s material breach of this Agreement or of any other agreement to which the Executive and the Company are parties, as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in good faith;

2.	Executive’s material violation of Company policy, regardless of whether within or outside of his or her authority;

3.	Executive’s willful or intentional misconduct; gross negligence; or dishonest, fraudulent, or unethical behavior; or other conduct involving serious moral turpitude in the performance of his or her duties;

4.	Executive’s dishonesty, theft or conviction of any crime or offense involving money or property of the Company or any of its subsidiaries or affiliates;

5.	Executive’s breach of any fiduciary duty owing to the Company or any of its subsidiaries or affiliates;

6.	Executive’s unauthorized disclosure of Confidential Information or unauthorized dissemination of Company Materials; or

7.	Executive’s conduct that is, or could reasonably be expected to be, materially harmful to the Company or any of its subsidiaries or affiliates, as determined by the Committee in good faith.

C.	“Change of CEO” means the date of commencement of employment of a new Chief Executive Officer (“CEO”), replacing Edward L. Kaplan as CEO.

D.	“Code” means the Internal Revenue Code of 1986, as amended.

E.	“Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by Executive or by others.

F.	“Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (1) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information; (2) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (3) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (4) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (5) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

For purposes of this Agreement, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons.

G.	“Disability” means a medically determinable physical or mental condition which qualifies Executive for long-term disability benefits under any long-term disability program sponsored by the Company or any of its subsidiaries or affiliates.

H.	“Good Reason” means the occurrence of any one of the following:

1.	demotion of Executive by the Company to a lesser position (including a material diminution in the status of Executive’s responsibilities, authorities, powers or duties taken as a whole) or assignment of Executive to any duties materially inconsistent with the status and responsibilities of that position;

2.	material breach of any provision of Executive’s employment agreement, if any, by the Company and the Company’s failure to cure such breach within fifteen (15) business days after receipt of written notice from Executive specifying in reasonable detail the nature of the breach; or

3.	decrease in base salary at the rate in effect on the date of a Change of CEO (unless such decrease is applied on a proportionally equal basis to all executive officers of the Company that directly report to the Chief Executive Officer) (an “Applicable Decrease”), but only if Executive terminates his or her employment with the Company as a result of an Applicable Decrease within ten (10) business days after the effective date of the Applicable Decrease. For clarification purposes, if the Executive fails to terminate his or her employment with the Company within ten (10) business days after the effective date of an Applicable Decrease, such termination shall not constitute termination of employment by Executive for Good Reason under this provision.

II.	Separation Payments and Benefits.

A.	If, within twelve (12) months following a “Change of CEO,” (1) the Company terminates Executive’s employment without Cause, or (2) Executive voluntary terminates employment with the Company for Good Reason, the Company shall:

1.	pay Executive continuation of his or her Base Salary for a period of fifty-two (52) weeks following his or her termination date;

2.	provide continued coverage of Executive, his or her spouse and his or her eligible dependents, as applicable, in the medical, dental and life insurance plans sponsored by the Company in which they participated immediately prior to Executive’s termination, at an active employee rate, for a period of fifty-two (52) weeks, such coverage to run concurrently with the continuation of coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985;

3.	accelerate vesting of all unvested equity grants and deferred compensation, and accelerate the lapse of restrictions on any restricted stock, under any plan maintained by the Company; and

4.	provide Executive with professional outplacement services by a firm selected by the Company, in an amount not to exceed $32,000.

B.	Executive shall not be entitled to separation payments or benefits under this Agreement if his or her employment is terminated by reason of death, Disability or retirement.

III.	Commencement of Payment. The separation payment shall be payable beginning with the next regularly scheduled payroll period following the receipt of the release set forth in Section XVI, or as soon as practicable thereafter, but in no event earlier than the date seven (7) days after the execution of such release.

IV.	Setoff. The payments and benefits made or provided to Executive, his or her spouse or other beneficiary under this Agreement shall be reduced by the amount of (i) any claim of the Company against Executive or his or her spouse or other beneficiary for any debt or obligation of Executive or his or her spouse or other beneficiary to the Company, and (ii) any similar payments or benefits provided under any employment agreement or other written agreement between Executive and the Company, which expressly covers the terms of severance payable.

V.	No Mitigation. Executive shall have no duty to seek employment following termination of employment or otherwise to mitigate damages. The amounts or benefits payable or available to Executive, his or her spouse or other beneficiary under this Agreement shall not be reduced by any amount Executive may earn or receive from employment with another employer or from any other source.

VI.	Other Compensation. The separation payment payable pursuant to this Agreement shall be in addition to and not in substitution for any amounts of compensation accrued in favor of Executive up to the date of termination, and shall also be in addition to and not in substitution for any amount or benefit to which Executive may otherwise be entitled under any insurance policy, stock option plan or written employment contract between Executive and the Company, or any regular or supplemental retirement plan or arrangement maintained by the Company on Executive’s behalf. However, the benefits payable hereunder shall be reduced by any benefit to which Executive is entitled under the regular severance policy of the Company or any other severance agreement between Executive and the Company.

VII.	Confidentiality. Executive agrees to, understands and acknowledges the following:

A.	Executive will be furnished, use or otherwise have access to Confidential Information of the Company. The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and that the Company diligently maintains the secrecy and confidentiality of its Confidential Information. While employed by the Company and thereafter, Executive will hold in the strictest confidence and not use in any manner which is detrimental to the Company or disclose to any individual or entity any Confidential Information, except as may be required by the Company in connection with Executive’s employment.

B.	All Company Materials are and will be the sole property of the Company. Executive agrees that during and after Executive’s employment by the Company, Executive will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Executive is required to do so in connection with performing the duties of his or her employment. Executive further agrees that, immediately upon the termination of Executive’s employment for any reason, or during Executive’s employment if so requested by the Company, Executive will return all Company Materials and other physical property, and any reproduction thereof, excepting only Executive’s copy of this Agreement.

VIII.	Noncompetition and Nonsolicitation. While employed by the Company and for a period of twelve (12) consecutive months following the date of termination of employment, Executive will not directly or indirectly:

A.	employ, recruit or solicit for employment any person who is (or was within the six (6) months prior to Executive’s employment termination date) an employee of the Company;

B.	accept employment or engage in a competing business which may require contact, solicitation, interference or diverting of any of the Company’s customers, or that may result in the disclosure, divulging, or other use, of Confidential Information or Company Materials acquired during Executive’s employment with the Company; or

C.	solicit or encourage any customer, vendor or potential customer or vendor of the Company with whom Executive had contact while employed by the Company to terminate or otherwise alter his, her or its relationship with the Company. Executive understands that any person or entity that Executive contacted during the twelve (12) months prior to the date of Executive’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company to whom the Company has a protectible proprietary interest.

IX.	Nondisparagement. While employed by the Company and indefinitely thereafter, Executive shall refrain from (i) making any false statement about the Company, and (ii) all conduct, oral or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of its subsidiaries or affiliates, or any of their officers, directors, employees, stockholders, or other agent, or that could have a deleterious effect upon the Company’s or any of its subsidiaries’ or affiliates’ business, provided, however, that nothing contained in this Section IX or any other section of this Agreement shall preclude Executive from making any statement in good faith that is required by law or order of any court, regulatory commission, or authorized arbitrator under Section XVIII.

X.	Forfeitures. In the event that Executive breaches any of the restrictions in Sections VII, VIII or IX, he or she shall forfeit all of the separation payments and benefits under this Agreement, and the Company shall have the right to recapture and seek repayment of any such separation payments and benefits under this Agreement.

XI.	Entirety of Agreement and Amendment. This Agreement constitutes the entire Agreement between the parties and no amendment, waiver, alteration or modification of this Agreement shall be valid, unless in each instance, such amendment, waiver, alteration or modification is agreed to in writing by both parties. Mere delay by the Company in exercising any rights under this Agreement will in no event be deemed a waiver of such rights.

XII.	Notices. All notices under this Agreement shall be in writing and shall be deemed to have been made when delivered or mailed by registered, or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Company shall be sent to:

Zebra Technologies Corporation

333 Corporate Woods Parkway

Vernon Hills, Illinois 60061

Attention: General Counsel

All notices to Executive shall be sent to Executive’s last known address on the Company’s records or such other address as Executive may furnish to the Company.

XIII.	Applicable Law. To the extent permitted by law, this Agreement shall be deemed to have been made in the State of Illinois, and its validity, construction and performance shall be determined in accordance with the laws of the State of Illinois, without giving effect to its conflicts of laws principles.

XIV.	Assignment. Neither party may assign this Agreement or any of the rights or duties hereunder, except that the Company may assign any of its rights and duties under this Agreement to (i) a successor or assignee of all or substantially all of the business or assets of the Company, or (ii) any corporation with which the Company merges or with which the Company may be consolidated, provided that any such successor or assignee or surviving entity of a merger or consolidation must expressly assume in writing such rights, duties and obligations of the Company, and except further that the rights and obligations of Executive under this Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representative, including his or her executor.

XV.	Beneficiaries. If Executive is entitled to payments and benefits under the circumstances described in Section II, but dies before all amounts payable and benefits available thereunder have been paid or provided, the remaining payments and benefits shall be made or provided to Executive’s surviving spouse, if any, or to Executive’s estate.

XVI.	Waiver and Release. As a condition to receiving the payments and benefits hereunder, Executive shall execute a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Company, its respective successors, stockholders, officers, trustees, agents and employees, regarding all matters relating to Executive’s service as an employee of the Company and to the termination of such relationship. Such release shall include any claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1962, as amended; the Americans With Disabilities Act of 1990, as amended; the Family Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local statute or ordinance, but exclude any claims arising under the ADEA to challenge the validity of this Section XVI, and any claims that arise out of an asserted breach of the terms of this Agreement or claims related to the matters described in Section VI.

XVII.	Not an Employment Contract. The parties agree that this Agreement is not intended as, and is not, an employment contract with the Company. The Company may terminate Executive’s employment at any time during the term of this Agreement subject to providing such benefits as may be specified in this Agreement.

XVIII.

Arbitration. At the election of either the Company or Executive, all controversies in connection with, or related to, any alleged breach of this Agreement or any of its provisions requiring ongoing action or interpretation, including, without limitation, injunctive relief, shall be settled by binding arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. Company or Executive may demand arbitration upon ten (10) days notice to the other party. The arbitration panel shall consist of three (3) members, one to be Executive’s nominee, one to be the Company’s nominee, and a third to be selected by the other two. In the event the two arbitrators cannot agree on a third within

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seven (7) days after the demand for arbitration, the third shall be chosen by the American Arbitration Association in Chicago, Illinois pursuant to its rules and regulations. In the event of the death or incapacity of Executive, his or her duly authorized executor or representative or his or her nominee shall choose one arbitrator in his or her stead. Judgment upon any award, including injunctive relief, rendered may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitrators shall be borne by the parties hereto in proportion to the questions answered adversely to their several questions and interpretations, as determined by the arbitrators. The parties agree that the findings of a majority of such three (3) arbitrators shall be conclusive on them, and their respective heirs, successors and assigns, executors, administrators, and personal representatives.

XIX.	Invalidity of any Provision. If any provision of this Agreement or the application thereof to any party or circumstance is held invalid or unenforceable, in whole or in part, the remaining provisions of this Agreement and the application of such provisions to the other party or circumstances will not be affected thereby, the provisions of this Agreement being severable or modifiable in any such instance.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company and by Executive.

Dated: ____________ ___, 2006

ZEBRA TECHNOLOGIES CORPORATION

By:
[Name]
[Title]

EXECUTIVE

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